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| FORM 3 |       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    OAKTREE CAPITAL MANAGEMENT, LLC
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    333 South Grand Avenue, 28th Floor
    ----------------------------------------------------------------------------
                                   (Street)

    Los Angeles                       CA                              90071
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)             12/8/2000
                                                                  --------------

3.  I.R.S. Indemnification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol  Day Runner, Inc. (DAYR)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director    ___ Officer               X 10% Owner    ___ Other
                                             ---
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

      X Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             Table I -- Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1473 (3-99)

              Table II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
Convertible Notes and PIK
 Interest Notes (CL)          2/1/2000   7/31/2002    Common Stock      5,600,000       $1.15            D
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

Explanation of Responses:

          (1) Oaktree Capital Management, LLC ("Oaktree") is the reporting person. Oaktree is a registered investment adviser under the Investment Advisers Act of 1940 acting as the general partner of the OCM Principal Opportunities Fund, L.P., a Delaware limited partnership which holds beneficially owns all of the shares of Class A Common Stock of the Issuer reported on this Form. Oaktree disclaims beneficial ownership of these securities and the filing of this Form 3 shall not be construed as an admission that such person is the beneficial owner of any securities covered by this Form 3.

          (2) Oaktree is a limited liability company, the members of which are Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone, D. Richard Masson, Larry
     W. Keele, Stephen A. Kaplan, Russel S. Bernard and the OCM Equity Participation Plan, L.P. Each of such persons may be deemed a beneficial owner of the securities listed herein by virtue of such status as members of Oaktree. Each such person disclaims beneficial ownership of the shares listed herein and the filing of this Form 3 shall not be construed as an admission that such person is the beneficial owner of any securities covered by this Form 3.



                              /s/ Kenneth Liang                12/18/00
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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